Exhibit 99.1

AMMO, Inc. Reports Fiscal Year 2022 Financial Results Including 285% Revenue Growth and Provides Fiscal Year 2023 Guidance Comprising of $300 Million to $310 Million in Revenues

SCOTTSDALE, Ariz., June 29, 2022 — AMMO, Inc. (Nasdaq: POWW, POWWP) (“AMMO” or the “Company”), the owner of GunBroker.com, the largest online marketplace serving the firearms and shooting sports industries, and a leading vertically integrated producer of high-performance ammunition and components, today reported results for its full fiscal year ended March 31, 2022.

2022 Fiscal Year versus 2021 Fiscal Year:

●	Net Revenues increased 285% to $240.3 million.

●	Gross profit margin grew to approximately 37%, compared to approximately 18%.

●	Adjusted EBITDA of $75.5 million compared to $8.1 million, an 832% increase.

●	Net Income of $33.2 million, compared to a net loss of $7.8 million.

●	Diluted EPS of $0.27, compared to ($0.14), a 293% increase.

●	Adjusted EPS of $0.53, compared to $0.07, a 651% increase.

GunBroker.com “Marketplace” Metrics – 2022 Fiscal Year

●	Marketplace revenue of approximately $65 million.

●	New user growth averaged 55,000 per month.

●	Average take rate increased to 5.1% compared to 4.6% in fiscal 2021.

●	Loyalty program revenue increased 318.3% year-over-year

Fiscal Year 2023 Guidance

●	Total Revenues of $300 million to $310 million
●	EBITDA of $82 million to $85 million
●	Adjusted EBITDA of $108 million to $111 million

“Fiscal 2022 was a transformational year for AMMO, as we more than tripled our sales of ammunition while becoming the world’s largest online marketplace for firearms through our acquisition of GunBroker.com.” commented AMMO Chairman and CEO Fred Wagenhals. “As impressive as this past year has been, we believe the opportunities in front of us are significant, both with the opening of our new manufacturing facility in July and several new revenue initiatives in our Marketplace business.

“For perspective, AMMO delivered 400 million rounds of loaded ammunition in 2022, which has pushed us to capacity at our current facility. Our new facility will be capable of delivering an incremental one billion rounds of loaded ammunition, which we believe can be achieved organically over the next couple of years. We also generated $65 million in Marketplace revenues on $1.3 billion in transactions on our platform last year and we believe our new initiatives can more than double revenues at these levels going forward.”

“Our 2023 outlook reflects our confidence in continuing to deliver significant revenue growth and improving margins through growth via initiative deployment and the refinement of product mix within the Marketplace and via significant increases in capacity and efficiencies in our ammunitions business operating from our new plant through the balance of this fiscal year and beyond”, concluded Mr. Wagenhals.

2022 Fiscal Year Results

Total net revenues for the year ended March 31, 2022, increased 285% or $177.8 million over the year ended March 31, 2021. This increase was the result of our increased production capacity, coupled with strong demand from our customers, resulting in $107.2 million of additional sales of bulk pistol and rifle ammunition. This performance included an increase of $4.7 million in sales of Proprietary Ammunition, an increase of $1.3 million of sales from our casing operations and $64.6 million in revenue generated from our GunBroker.com Marketplace. Management expects the sales growth rate of Proprietary Ammunition to substantially outpace the sales of our Standard Ammunition.

Our gross margin increased to 36.9% from 18.2% during the year ended March 31, 2022, as compared to the same period in 2021. This profound margin increase was a result of the inclusion of our GunBroker.com Marketplace which, by operational business model, has significantly higher margins than any manufacturing operation.

We have charted a course which we believe will support the continued delivery of ammunition and component sales growth and measurable margin increase through new markets penetration and expanded distribution. The viability of these plans is evidenced by the improvement in both total sales and margin attainment over this time last year.

Management’s plan to maintain, and in fact, enhance this growth trajectory, includes the following:

●	Increased sales or higher margin proprietary products such as the STREAK VISUAL AMMUNITION™, Stelth and now the ammunition we have developed in support of our military and government programs;

●	Introduction of new lines of ammunition that historically carry higher margins in the consumer and government sectors;

●	Reduced component costs through operation of our ammunition segment and expansion of strategic relationships with component providers;

●	Expanded use of automation equipment that reduces the total labor required to assemble finished products

●	And better leverage of our fixed costs through expanded production to support the sales objectives.

Our operating expenses increased by approximately $34.8 million over the year ended March 31, 2021, but more importantly decreased as a percentage of sales from 26.8% in fiscal 2021 to 21.5%, a 25% decrease in the reported period. The dollar increase was primarily related to approximately $20.6 million of additional operating expenses related to GunBroker.com, including $12.1 million out of $13.7 million non-cash depreciation and amortization expenses for the year. Total non-cash operating expenses were approximately $20.1 million for the year, compared to $3.2 million in the prior year. We expect to see operating expenses continue to decrease as a percentage of sales in the 2023 fiscal year as we leverage our workforce and expand our sales opportunities.

Operating income was $37.1 million for the year compared to an operating loss of $5.4 million in the year-earlier. As a percentage of net revenues, operating income was 41.9% compared to a negative 8.6% a year earlier, a 586% increase.

As a result of increases in revenues from increased production as well as our Marketplace acquisition, we finished the year ended March 31, 2022 with net income of approximately $33.2 million or $0.27 per diluted share compared with a net loss of approximately $7.8 million or $0.14 per diluted share for the year ended March 31, 2021.

Adjusted EBITDA was $75.5 million compared to Adjusted EBITDA of $8.1 million in the year-earlier period. The significant improvement in Adjusted EBITDA was due to increased sales and improved gross margins, reflecting growth in our core Ammunition segment, plus the addition of our higher margin Marketplace segment. Please note that Adjusted EBITDA is a non-GAAP measure and you should refer to the reconciliation of our GAAP to non-GAAP results in today’s press release for additional details.

Adjusted net income per diluted share was $0.53 versus an adjusted net income per share of $0.07 in the prior year.

Outlook

We are guiding our 2023 Fiscal Year to revenues in the range of $300 million to $310 million, EBITDA in the range of $82 million to $85 million and Adjusted EBITDA in the range of $108 million to $111 million.

We are pleased to announce the upcoming transition into our new manufacturing facility beginning in July of 2022. We expect to be able to significantly leverage our production by bringing online capacity improvements and vertical integration efforts.

Conference Call

Management will host a conference call to discuss the Company’s Full Fiscal Year 2022 results at 5:00 p.m. ET today, June 29, 2022. To participate in the live conference call or audio-only webcast, you may join by dialing 1-877-407-0789 (domestic), 1-201-689-8562 (international), or via webcast https://viavid.webcasts.com/starthere.jsp?ei=1555360&tp_key=856cd8fa54. Please join at least 5-10 minutes prior to the scheduled start and follow the operator’s instructions. When requested, please ask for “AMMO, Inc. Full Fiscal Year 2022 Conference Call.”

About AMMO, Inc.

With its corporate offices headquartered in Scottsdale, Arizona, AMMO designs and manufactures products for a variety of aptitudes, including law enforcement, military, sport shooting and self-defense. The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes branded munitions as well as its patented STREAK™ Visual Ammunition, /stelTH/™ subsonic munitions, and specialty rounds for military use via government programs. For more information, please visit: www.ammo-inc.com.

About GunBroker.com

GunBroker.com is the largest online marketplace dedicated to firearms, hunting, shooting and related products. Aside from merchandise bearing its logo, GunBroker.com currently sells none of the items listed on its website. Third-party sellers list items on the site and Federal and state laws govern the sale of firearms and other restricted items. Ownership policies and regulations are followed using licensed firearms dealers as transfer agents. Launched in 1999, GunBroker.com is an informative, secure and safe way to buy and sell firearms, ammunition, air guns, archery equipment, knives and swords, firearms accessories and hunting/shooting gear online. GunBroker.com promotes responsible ownership of guns and firearms. For more information, please visit: www.gunbroker.com.

Forward Looking Statements

This document contains certain “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies, goals and objectives of management for future operations; any statements concerning proposed new products and services or developments thereof; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words, or the negative thereof. These forward-looking statements present our estimates and assumptions only as of the date of this report. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. You should, however, consult further disclosures and risk factors we include in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Reports filed on Form 8-K.

Investor Contact:

Reed Anderson

ICR

Phone: (646) 277-1260

IR@ammo-inc.com

AMMO, Inc.

CONSOLIDATED BALANCE SHEETS

	March 31, 2022	March 31, 2021

ASSETS
Current Assets:
Cash and cash equivalents	$23,281,475	$118,341,471
Accounts receivable, net	43,955,084	8,993,920
Due from related parties	15,000	15,657
Inventories	59,016,152	15,866,918
Prepaid expenses	3,423,925	2,402,366
Total Current Assets	129,691,636	145,620,332

Equipment, net	37,637,806	21,553,226

Other Assets:
Deposits	11,360,322	1,833,429
Licensing agreements, net	-	41,667
Patents, net	5,526,218	6,019,567
Other intangible assets, net	136,300,387	2,220,958
Goodwill	90,870,094	-
Right of use assets - operating leases	2,791,850	2,090,162
TOTAL ASSETS	$414,178,313	$179,379,341

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$26,817,083	$4,371,974
Factoring liability	485,671	1,842,188
Accrued liabilities	6,178,814	3,462,785
Inventory credit facility	825,675	1,091,098
Current portion of operating lease liability	831,429	663,784
Current portion of note payable related party	684,639	625,147
Insurance premium note payable	-	41,517
Total Current Liabilities	35,823,311	12,098,493

Long-term Liabilities:
Contingent consideration payable	204,142	589,892
Notes payable related party, net of current portion	181,132	865,771
Note payable	-	4,000,000
Construction note payable, net of unamortized issuance costs	38,330	-
Operating lease liability, net of current portion	2,091,351	1,477,656
Deferred income tax liability	1,536,481	-
Total Liabilities	39,874,747	19,031,812

Shareholders’ Equity:
Series A Cumulative Perpetual Preferred Stock 8.75%, ($25.00 per share, $0.001 par value) 1,400,000 shares issued and outstanding as of March 31, 2022	1,400	-
Common stock, $0.001 par value, 200,000,000 shares authorized 116,485,747 and 93,099,067 shares issued and outstanding at March 31, 2022 and 2021, respectively	116,487	93,100
Additional paid-in capital	385,426,431	202,073,968
Accumulated deficit	(11,240,752)	(41,819,539)
Total Shareholders’ Equity	374,303,566	160,347,529
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$414,178,313	$179,379,341

AMMO, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended March 31,
	2022	2021

Net Revenues
Ammunition sales	$161,459,025	$49,620,530
Marketplace revenue	64,608,516	-
Casing sales	14,201,625	12,861,800
	240,269,166	62,482,330

Cost of Revenues	151,505,657	51,095,679
Gross Profit	88,763,509	11,386,651

Operating Expenses
Selling and marketing	7,310,216	1,879,128
Corporate general and administrative	16,986,344	7,191,544
Employee salaries and related expenses	13,615,439	5,036,721
Depreciation and amortization expense	13,702,148	1,659,243
Loss on purchase	-	1,000,000
Total operating expenses	51,614,147	16,766,636
Income/(Loss) from Operations	37,149,362	(5,379,985)

Other Expenses
Other income	21,840	576,785
Interest expense	(637,797)	(3,009,094)
Total other expenses	(615,957)	(2,432,309)

Income/(Loss) before Income Taxes	36,533,405	(7,812,294)

Provision for Income Taxes	3,285,969	-

Net Income/(Loss)	33,247,436	(7,812,294)

Preferred Stock Dividend	(2,668,649)	-

Net Income/(Loss) Attributable to Common Stock Shareholders	$30,578,787	$(7,812,294)

Net Income/(Loss) per share
Basic	$0.27	$(0.14)
Diluted	$0.27	$(0.14)

Weighted average number of shares outstanding
Basic	112,328,680	55,041,502
Diluted	114,189,720	55,041,502

Non-GAAP Financial Measures

We analyze operational and financial data to evaluate our business, allocate our resources, and assess our performance. In addition to total net sales, net loss, and other results under accounting principles generally accepted in the United States (“GAAP”), the following information includes key operating metrics and non-GAAP financial measures we use to evaluate our business. We believe these measures are useful for period-to-period comparisons of the Company. We have included these non-GAAP financial measures in this Quarterly Report on Form 10-Q because they are key measures we use to evaluate our operational performance, produce future strategies for our operations, and make strategic decisions, including those relating to operating expenses and the allocation of our resources. Accordingly, we believe these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

	For the	For the
	Year Ended	Year Ended
	March 31, 2022	March 31, 2021

Reconciliation of GAAP net income to Adjusted EBITDA
Net Income (Loss)	$33,247,436	$(7,812,294)
Provision for income taxes	3,285,969	-
Depreciation and amortization	17,339,093	4,876,756
Interest expense, net	637,797	3,009,094
Excise taxes	14,646,983	4,286,258
Employee stock awards	5,759,000	1,450,359
Stock grants	252,488	278,585
Stock for services	4,200	1,707,500
Warrants issued for services	718,045	-
Contingent consideration fair value	(385,750)	(119,731)
Other income	(21,840)	(576,785)
Loss on purchase	-	1,000,000
Adjusted EBITDA	$75,483,421	$8,099,742

	For the Year Ended
	31-Mar-22		31-Mar-21

Reconciliation of GAAP net income to Fully Diluted EPS
Net Income (Loss)	$33,247,436	$0.29	$(7,812,294)	$(0.14)
Provision for income taxes	3,285,969	0.03	-	-
Depreciation and amortization	17,339,093	0.15	4,876,756	0.09
Interest expense, net	637,797	0.00	3,009,094	0.05
Employee stock awards	5,759,000	0.05	1,450,359	0.03
Stock grants	252,488	0.00	278,585	0.01
Stock for services	4,200	0.00	1,707,500	0.03
Warrants issued for services	718,045	0.01	-	-
Other income, net	(21,840)	(0.00)	(576,785)	(0.01)
Contingent consideration fair value	(385,750)	(0.00)	(119,731)	(0.00)
Loss on purchase	-	-	1,000,000	0.02
Adjusted Net Income	$60,836,438	$0.53	$3,813,484	$0.07